Exhibit 99.1
Dawson Geophysical Company Reports Fiscal 2005 Results
MIDLAND, Texas, November 21, 2005/ PR Newswire/ — Dawson Geophysical Company (NASDAQ DWSN) today reported revenues of $116,663,000 for fiscal 2005 ending September 30, 2005 compared to $69,346,000 for fiscal 2004, an increase of 68 percent. Revenues for the fourth quarter of fiscal 2005 were $37,089,000 compared to $21,556,000 for the same quarter of 2004, an increase of 72 percent. The Company’s revenue growth in fiscal 2005 was due to the addition of two data acquisition crews, the expanded capabilities of existing crews, price improvements in the markets for its services and more favorable contract terms with Company clients.
The Company’s income before income tax for fiscal 2005 was $14,522,000 compared to $7,082,000 in fiscal 2004. Net income for fiscal 2005 was $10,016,000 compared to $8,618,000 in fiscal 2004, or $1.50 per share in 2005 compared to $1.55 in 2004. The Company’s net income and per share results in fiscal 2005 reflect the issuance of 1,800,000 additional shares of common stock in a public offering completed in March of 2005, increases in depreciation charges, and the recognition of income tax expense. Cash flow provided by operating activities was $12,300,000 for fiscal 2005 as compared to $8,812,000 for fiscal 2004, an increase of 40 percent. The Company’s EBITDA for fiscal 2005 was $22,766,000 compared to $11,735,000 in fiscal 2004, an increase of 94 percent.
Income before income tax in the fourth quarter of fiscal 2005 was $4,105,000 compared to $2,588,000 in the 2004 period. Net income for the fourth quarter of fiscal 2005 was $2,732,000 compared to $4,124,000 for the same period in 2004, or $0.37 per share in the fourth quarter of fiscal 2005 compared to $0.73 per share in the same period of fiscal 2004. Approximately $0.28 per share of the 2004 fourth quarter and fiscal year 2004 earnings was due to a deferred income tax benefit from the elimination of a valuation allowance on the Company’s deferred tax asset resulting from net operating loss carryforwards. EBITDA for the fourth quarter of fiscal 2005 was $6,765,000 compared to $3,860,000 for the same quarter of 2004, an increase of 75 percent.
During the fourth quarter of fiscal 2005, the Company operated all eleven of its data acquisition crews. While fourth quarter revenues increased substantially over the same period in the prior year, revenues were adversely affected by continued less than favorable weather conditions during the quarter, a carry over from the end of the third quarter as previously reported. Management continues to focus on opportunities to improve the revenue and profitability of existing crews by obtaining more favorable pricing terms in its client contracts, expanding crew recording capabilities, and increasing crew productivity.
Since the beginning of fiscal 2005, the Company has expanded from nine data acquisition crews to eleven crews, from approximately 38,000 recording channels to in excess of 58,000 recording channels, and from 567 employees to 803 employees. The Company’s continued expansion during fiscal 2005 was in response to increased demand for the geophysical services it provides as a result of increased exploration efforts by oil and gas companies. Capital expenditures of $38,219,000 in fiscal 2005 were used, in part, to complete the outfitting of two data acquisition crews fielded in fiscal 2004 and to deploy two additional crews fielded in fiscal 2005. While no increase in the Company’s crew count is currently anticipated, the Company’s Board of Director’s has approved an initial capital budget of $10,000,000 for fiscal 2006 to upgrade recording capacity, expand the channel count of existing crews, add to its energy source fleet, and make technical improvements in all phases of its operations. These additions allow the Company to maintain a competitive position as it responds to client desire for higher resolution subsurface images.
Demand for the Company’s services continues at record levels as a result of continued brisk exploration and development activities by the Company’s client base due to higher oil and gas prices. The Company believes its current order book is sufficient to maintain operations at full capacity well into calendar 2006.
Dawson Geophysical Company is the leading provider of U.S. onshore seismic data acquisition services as measured by the number of active data acquisition crews. Founded in 1952, Dawson acquires and processes 2-D, 3-D, and multi-component seismic data solely for its clients, ranging from major oil and gas companies to independent oil and gas operators as well as providers of multi-client data libraries.
This press release contains information about the Company’s EBITDA, a non-GAAP financial measure. The Company defines EBITDA as net income plus interest expense, income taxes, depreciation and amortization expense. The Company uses EBITDA as a supplemental financial measure to assess:
•	the financial performance of its assets without regard to financing methods, capital structures, taxes or historical cost basis;
•	its liquidity and operating performance over time in relation to other companies that own similar assets and that the Company believes calculate EBITDA in a similar manner; and
•	the ability of the Company’s assets to generate cash sufficient for the Company to pay potential interest costs.
The Company also understands that such data are used by investors to assess the Company’s performance. However, the term EBITDA is not defined under generally accepted accounting principles and EBITDA is not a measure of operating income, operating performance or liquidity presented in accordance with generally accepted accounting principles. When assessing the Company’s operating performance or liquidity, investors and others should not consider this data in isolation or as a substitute for net income, cash flow from operating activities or other cash flow data calculated in accordance with generally accepted accounting principles. In addition, the Company’s EBITDA may not be comparable to EBITDA or similar titled measures utilized by other companies since such other companies may not calculate EBITDA in the same manner as the Company. Further, the results presented by EBITDA cannot be achieved without incurring the costs that the measure excludes: interest, taxes, depreciation and amortization. A reconciliation of the Company’s EBITDA to its net income is presented in the table following the text of this press release.

In accordance with the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995, Dawson Geophysical Company cautions that statements in this press release which are forward-looking and which provide other than historical information involve risks and uncertainties that may materially affect the Company’s actual results of operations. These risks include, but are not limited to, dependence upon energy industry spending, the volatility of oil and gas prices, weather interruptions, the ability to obtain land access rights of way and the availability of capital resources. A discussion of these and other factors, including risks and uncertainties, is set forth in the Company’s Form 10-K for the fiscal year ended September 30, 2004. Dawson Geophysical Company disclaims any intention or obligation to revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

STATEMENTS OF OPERATIONS

	Years Ended September 30,
	2005	2004	2003

Operating revenues	$116,663,000	$69,346,000	$51,592,000
Operating costs:
Operating expenses	90,465,000	55,618,000	46,151,000
General and administrative	4,490,000	2,675,000	2,421,000
Depreciation	8,179,000	4,653,000	4,404,000

	103,134,000	62,946,000	52,976,000

Income (loss) from operations	13,529,000	6,400,000	(1,384,000)
Other income:
Interest income	507,000	177,000	328,000
Other	486,000	505,000	209,000

Income (loss) before income tax	14,522,000	7,082,000	(847,000)

Income tax benefit (expense):
Current	(2,035,000)	(96,000)	—
Deferred	(2,471,000)	1,632,000	(52,000)

	(4,506,000)	1,536,000	(52,000)

Net income (loss)	$10,016,000	8,618,000	(899,000)

Net income (loss) per common share	$1.50	$1.55	$(0.16)

Net income (loss) per common share-assuming dilution	$1.48	$1.53	$(0.16)

Weighted average equivalent common shares outstanding	6,705,791	5,558,646	5,484,593

Weighted average equivalent common shares outstanding-assuming dilution	6,795,295	5,631,397	5,484,593

BALANCE SHEETS

	September 30,
	2005	2004

ASSETS
Current assets:
Cash and cash equivalents	$2,803,000	$3,587,000
Short-term investments	20,326,000	4,130,000
Accounts receivable, net of allowance for doubtful accounts of $331,000 in 2005 and $199,000 in 2004	28,696,000	16,979,000
Prepaid expenses and other assets	1,127,000	440,000
Current deferred tax asset	1,229,000	4,694,000

Total current assets	54,181,000	29,830,000

Property, plant and equipment	124,478,000	94,050,000
Less accumulated depreciation	(64,532,000)	(64,075,000)

Net property, plant and equipment	59,946,000	29,975,000

	$114,127,000	$59,805,000

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$6,601,000	$3,357,000
Accrued liabilities:
Payroll costs and other taxes	1,198,000	742,000
Other	2,182,000	971,000
Deferred revenue	190,000	1,407,000

Total current liabilities	10,171,000	6,477,000

Deferred tax liability	2,052,000	3,046,000

Stockholders’ equity:
Preferred stock-par value $1.00 per share; 5,000,000 shares authorized, none outstanding	—	—
Common stock-par value $.33 1/3 per share; 10,000,000 shares authorized, 7,484,044 and 5,633,794 shares issued and outstanding in 2005 and 2004, respectively	2,495,000	1,878,000
Additional paid-in capital	80,987,000	39,949,000
Other comprehensive income, net of tax	(77,000)	(28,000)
Retained earnings (deficit)	18,499,000	8,483,000

Total stockholders’ equity	101,904,000	50,282,000

	$114,127,000	$59,805,000

Reconciliation of EBITDA to Net Income

	Three Months Ended		Fiscal Year Ended
	September 30,		September 30,
	2005	2004	2005	2004
	(in thousands)		(in thousands)
Net Income	$2,732	$4,124	$10,016	$8,618
Depreciation	2,660	1,272	8,179	4,653
Interest expense	—	—	65	—
Income tax (benefit) expense	1,373	(1,536)	4,506	(1,536)

EBITDA	$6,765	$3,860	$22,766	$11,735

Reconciliation of EBITDA to Net Cash Provided by Operating
Activities	Fiscal Year Ended
	September 30,
	2005	2004
	(in thousands)
Net cash provided by operating activities	$12,300	$8,812
Changes in working capital items and other	10,540	3,033
Non-cash adjustments to income	(74)	(110)

EBITDA	$22,766	$11,735

For additional information, please contact:
L. Decker Dawson, Chairman of the Board and CEO
Christina W. Hagan, CFO
1-800-332-9766